Exhibit 99.2

Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1440 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS APPOINTS

CEO AND INTERIM CFO

ATLANTA, September 1, 2004 – Acuity Brands, Inc. (NYSE: AYI) announced that effective today Vernon J. Nagel became its Chairman and Chief Executive Officer, succeeding James S. Balloun, who retired as part of a previously announced succession plan. Mr. Nagel joined Acuity Brands in December 2001 as Executive Vice President and Chief Financial Officer. In January 2004, he was elected Vice Chairman and Chief Financial Officer and appointed to the Board of Directors.

“I am excited by the opportunity to provide continued direction to the sound strategy put in place by Jim Balloun,” said Nagel. “My focus going forward will be to build on that strong foundation and to accelerate our execution on key initiatives for the achievement of our long-term financial and operational goals. Our mission is to make Acuity Brands a great company for our customers, employees, and shareholders.”

The Company also announced the continuation of its search for a chief financial officer to succeed Mr. Nagel. Nagel said, “We are seeing a number of qualified candidates and are giving careful and selective consideration to our choice of a new chief financial officer to join the Acuity Brands leadership team. In that regard, I am pleased to announce that, while the search process continues, Karen J. Holcom, Vice President and Controller, will also serve as Interim Chief Financial Officer. Karen previously served as Vice President, Financial Services and is well qualified to fill the interim role.”

Acuity Brands, Inc., with fiscal year 2003 net sales of over $2.0 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is a world leader in lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, and Gotham®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Enforcer®, and Selig Industries™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 11,000 people and has operations throughout North America and in Europe and Asia.